Exhibit 10.2

THIRD AMENDED AND RESTATED WHOLESALE AND PARTS

CNH CAPITAL FINANCING AGREEMENT

THIS THIRD AMENDED AND RESTATED WHOLESALE AND PARTS CNH CAPITAL FINANCING AGREEMENT is made effective as of the 3rd day of November, 2011 by CNH America, LLC, a Delaware limited liability company (“CNH America”) and CNH Capital America LLC, a Delaware limited liability company (“CNH Capital”).

WHEREAS, CNH America sells parts, supplies, inventory, equipment and other goods and services to dealers and distributors of agricultural, construction and industrial goods,

WHEREAS, CNH Capital has made loans to dealers to finance their purchase of parts, supplies, inventory, equipment and other goods and services from CNH America,

WHEREAS, CNH America and CNH Capital desire to modify the financing accommodations provided under this Agreement with respect to the parts, supplies, inventory, equipment and other goods and services sold by CNH America to said dealers in the future,

WHEREAS, CNH America was formerly known as Case, LLC, and is the successor in interest to New Holland North America, Inc. (“NHNA”),

WHEREAS, CNH Capital is the successor in interest to New Holland Credit Company LLC (“NHCC”) under that certain Wholesale and Retail Credit Financing Agreement between NHCC and NHNA, dated as of April 30, 1991 (the “Original Agreement”), as previously amended by the terms of that certain Amended and Restated Wholesale and Parts Credit Financing Agreement dated as of July 1, 2003, that certain Second Amended and Restated Wholesale and Parts Credit Financing Agreement dated as of September 30, 2003 and that certain Third Amended and Restated Wholesale and Parts Credit Financing Agreement dated December 31, 2004 (the “NH Agreements”),

WHEREAS, CNH America and CNH Capital are parties to that certain Wholesale and Parts CNH Capital Financing Agreement between CNH Capital (as successor in interest to Case Credit Corporation) and CNH America dated as of July 1, 2003, as previously amended by the terms of that certain Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated as of September 30, 2003 and that certain Second Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated December 31, 2004 (the “Case Agreements”), and

WHEREAS, CNH America and CNH Capital desire to amend and restate the NH Agreements and the Case Agreements.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the meaning given them in this Article.

“Agreement” means this Third Amended and Restated Wholesale and Parts CNH Capital Financing Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day CNH Capital observes as a holiday.

“Capital Default” means a default by a Dealer pursuant to a CNH Capital Financing Agreement.

“CNH America Dealer Agreement” means the Sales and Service Agreement or other similar agreement between CNH America and a Dealer pursuant to which CNH America sells CNH America Parts and Wholegoods to the Dealer.

“CNH America Parts and Wholegoods” means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNH America, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNH America and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNH America.

“CNH America Period” shall mean the period for which CNH America agrees to pay CNH Capital a subsidy in exchange for CNH Capital’s agreement to provide Dealers interest-free financing of CNH America Parts and Wholegoods, including any extensions or changes therein made in consultation with CNH Capital.

“CNH America Sales Incentive” shall have the meaning given it in Article IV.

“CNH America Subsidy” shall have the meaning given it in Section 3.2.

“CNH America Subsidy Rate” shall have the meaning given it in Section 3.3.

“CNH Capital Financing Agreement” means any financing and/or security agreement or other similar agreement between CNH Capital and a Dealer (including, without limitation, any financing or security agreement assigned to CNH Capital by CNH America or NHCC) pursuant to which CNH Capital extends credit to or for the benefit of the Dealer and/or the Dealer grants CNH Capital a security interest in any of the Dealer’s assets.

“Dealer” means a dealer authorized by CNH America to sell or distribute any goods manufactured, sold or distributed by CNH America and its affiliates and which has executed a CNH America Dealer Agreement.

“Dealer Termination” shall mean the termination in accordance with the terms and conditions of the CNH Dealer Agreement by CNH America or a Dealer of the CNH America Dealer Agreement.

“Manufacturer Default” means a default by a Dealer pursuant to a CNH America Dealer Agreement.

“Open Account” means an account established for a Dealer by CNH Capital pursuant to which CNH Capital finances parts and other miscellaneous items or services sold to the Dealer.

“Open Account Balance” means, as to any Open Account, the balance owing to CNH Capital by the Dealer, including interest and other changes, less any amount owing to the Dealer as a credit.

“Open Account Credit Line” means the maximum dollar amount of financing that CNH Capital will finance for a Dealer pursuant to a Open Account.

“Open Account Terms” means the terms under which CNH America sells parts and other miscellaneous items or services (excluding wholegoods) to Dealers and pursuant to which CNH Capital finances such goods for the Dealers, as modified from time to time.

“Repurchase Event” shall mean the occurrence of a Capital Default or a Dealer Termination.

“Trade-In Equipment” means (a) used equipment that is accepted in partial payment in connection with the sale or lease of a new item of CNH America equipment or (b) any equipment that is in a trade-in chain that relates back to the sale or lease of a new item of CNH America equipment.

“Wholesale Credit Line” means the maximum dollar amount of CNH America wholegoods and parts inventory that CNH Capital will consider financing for a Dealer.

“Wholesale Finance Plan” means a plan established by CNH Capital, as modified from time to time in consultation with CNH America, setting forth the terms and conditions of the wholesale financing for Dealers.

ARTICLE II

WHOLESALE FINANCING

2.1                                 Applications. CNH America shall provide to CNH Capital such credit information, completed application forms and any and all other information and documents requested by CNH Capital (in a format to be prescribed by CNH Capital from time to time) to enable CNH Capital to evaluate any request by a Dealer for a Wholesale Credit Line. CNH America agrees to use its reasonable best efforts to assure that all information provided by it to CNH Capital will be accurate and complete.

2.2                                 Credit Decisions. CNH Capital shall apply reasonable credit standards in determining the creditworthiness of Dealers. CNH Capital shall strive to respond to credit applications within two (2) weeks following receipt of all requested information and material. If CNH Capital conditions or rejects a Dealer application, CNH Capital shall provide to CNH America and, as required by applicable law, to the applicant, the reasons for such conditioning or rejection.

2.3                                 Wholesale Credit Lines; Terms and Conditions of Financing. CNH Capital shall, in its sole discretion, establish for each Dealer the initial Wholesale Credit Lines for each Dealer and, from time to time, review such lines to be made available to each Dealer under the terms hereof. CNH Capital may, at its sole discretion, establish all of the terms and conditions relating to the financing of Dealers, including, without limitation, the amounts to be advanced and the interest rates to be charged to Dealers on financing provided by CNH Capital. CNH Capital, at its sole discretion, may reduce, suspend, otherwise modify or terminate any Dealer’s Wholesale Credit Line and may amend or modify the terms and conditions of financing provided by CNH Capital.

2.4                                 CNH America Wholegoods Financing Eligibility. The terms and conditions of CNH America wholesale financing for Dealers shall be subject to the terms and conditions of the Wholesale Finance Plan as established and amended by CNH Capital from time to time. Without limiting the foregoing:

(a)                                  New Equipment. New Case, CaselH, New Holland and New Holland Construction brand equipment or other equipment with brands owned by or licensed to CNH America will be eligible for wholesale financing in an amount equal to the invoice price thereof plus freight and/or sundry charges.

(b)                                 Trade-In Equipment. Trade-In equipment will be eligible for wholesale financing in an amount determined from time-to-time by CNH America and notified in writing to CNH Capital, as long as the amount financed is not greater than market value. The minimum amount financed will be $1,500.

2.5                                 Advances, Creation and Ownership of Receivables. Except as otherwise provided in Article VI, within three (3) Business Days of receipt of an invoice from CNH America representing the sale of CNH America Parts or Wholegoods or other goods or services to a Dealer that (i) have been delivered or provided to a Dealer or (ii) are In transit to a Dealer, CNH Capital shall pay the amount of said invoice to CNH America in immediately available funds. CNH Capital may net against such advances any amounts due it pursuant to this Agreement, including, without limitation, all CNH America Sales Incentives and any CNH America Subsidy; provided, however, that as between CNH America and the applicable Dealer, any amounts so deducted by CNH Capital shall be deemed to have been received by CNH America and the Dealer’s obligations in respect of the related invoice shall be reduced in a like amount. CNH America and CNH Capital intend that each payment made by CNH Capital pursuant to the first sentence of this Section 2.5 shall constitute an advance by CNH Capital to the applicable Dealer, the proceeds of which are paid by CNH Capital to CNH America on behalf of that Dealer to pay the purchase price of the CNH America Parts or Wholegoods or other goods or services. Upon such payment, a receivable owing by the applicable Dealer to CNH Capital arises, and such receivable is owned by CNH Capital, not by CNH America. To the extent that, notwithstanding the parties’ intent as stated above, CNH America is deemed to own any such receivable (and to the extent CNH America owns any similar receivables as to which it has received an advance from CNH Capital), CNH America hereby sells, assigns, transfers and otherwise conveys to CNH Capital all of CNH America’s right, title and interest in and to such receivables, any collateral security therefore, any related guaranties or other support obligations and any proceeds of any of the foregoing. CNH Capital is authorized to file appropriate Uniform Commercial Code financing statements to perfect the foregoing grant and to take all actions necessary from time to time to continue the perfection of such grant.

2.6                                 CNH America Representations and Warranties; Indemnification. With respect to each invoice submitted by CNH America to CNH Capital for financing, and each advance made by CNH Capital with respect thereto, CNH America represents and warrants that (a) it has complied and will comply with its policy regarding the recognition of revenue for the sale of CNH America Parts or Wholegoods as that policy exists as of the date of this Agreement and that it has satisfied the conditions precedent therein (“CNH America Revenue Policy”), (b) it has complied and will comply with all applicable CNH Capital policies, guidelines & procedures (collectively the “CNH Capital Policy”) and (c) that the invoice represents a valid and enforceable obligation of the related Dealer that is not subject to any dispute, counterclaim or right of setoff of any kind or nature. In the event a Dealer disputes in whole or in part the validity or enforceability of the invoice or the amount of the obligation of the Dealer represented thereby, CNH America agrees to resolve such dispute with the Dealer within sixty (60) days of its receipt of notice from CNH Capital of the existence of such dispute. In the event CNH America (a) fails to comply or satisfy the conditions precedent for the recognition of revenue as set forth in the CNH America Revenue Policy as it exists as of the date of this Agreement, or (b) fails to comply with the CNH Capital Policy, or (c) resolve such disputes within such sixty (60) day period or CNH America, CNH America agrees to make an indemnity payment to CNH Capital in the amount of the then outstanding principal plus accrued interest, if any, owed by the Dealer. CNH Capital may deduct such amounts from monies otherwise payable by CNH Capital to CNH America hereunder.

ARTICLE III

WHOLESALE FINANCE CHARGES

3.1                                 Dealer Responsibility. CNH Capital shall establish from time to time interest rates and other charges applicable to financing and other services extended to Dealers under the Open Account and Wholesale Finance Plan terms. CNH Capital shall bill and collect directly from Dealers finance charges for which they are responsible.

3.2                                 CNH America Responsibility; CNH America Subsidy. CNH America and CNH Capital shall, in light of market conditions then prevailing, jointly establish from time to time the applicable CNH America Period for various types of CNH America Parts and Wholegoods. CNH America agrees that it shall not extend or otherwise modify any CNH America Period without CNH Capital’s prior consent. In exchange for CNH Capital’s agreement to provide interest-free or reduced-rate financing to the Dealer during the CNH America Period, CNH America shall pay CNH Capital interest on the amount of each extension of credit to a Dealer during the applicable CNH America Period at the rate set forth in Section 3.3 (the “CNH America Subsidy”). CNH America shall continue to pay such amounts until the earliest of: a) payment in full of the related financing by the Dealer; b) expiration of the CNH America Period in respect of such financing; or c) payment of amounts due from CNH America to CNH Capital pursuant to Section 7.4 and Section 7.6 below. Except as otherwise provided in this Agreement, CNH America shall not be obligated to pay to CNH Capital any CNH America Subsidy with respect to any period following the payment by a Dealer of the related loan. After the end of each month, CNH Capital shall submit to CNH America a summary and a detailed statement to document CNH America Subsidy due to CNH Capital from CNH America for such month. Within five (5) Business Days following transmission of such statement CNH America shall pay CNH Capital all amounts due in immediately available funds.

3.3                                 CNH America Subsidy Rate. Effective as of the date of this Agreement and until CNH Capital gives notice to CNH America of a change, the rate charged to CNH America during the CNH America Period (the “CNH America Subsidy Rate”) shall be the rate defined in Exhibit A as amended from time to time. CNH Capital may, at its sole discretion, at any time amend or modify the applicable CNH America Subsidy Rate, including without limitation, by amending the method by which the CNH America Subsidy Rate is calculated.

ARTICLE IV

SALES INCENTIVES

From time to time CNH America may offer incentives to Dealers that require a payment to the Dealer from CNH America upon the Dealer’s sale or lease of an item of equipment (a “CNH America Sales Incentive”).  CNH Capital may accept an assignment from Dealers of their rights in such CNH America Sales Incentives, and, upon receipt thereof, CNH Capital may apply such amounts to reduce the amounts due from Dealers to CNH Capital with respect to wholesale financing of such items of equipment.  CNH

America shall be solely responsible for resolving any and all disputes with Dealers relating to such CNH America Sales Incentives.

ARTICLE V

WHOLESALE AUDITS

5.1                                 Physical Audits. CNH Capital shall conduct dealer inventory audits of equipment and parts covered by wholesale financing for Dealers. The frequency of conducting such audits shall be determined by CNH Capital in its sole discretion. Such audits shall include CNH America equipment that is on demonstration to prospective customers of a Dealer and equipment subject to any rental plan.

5.2                                 Audit Reports. CNH Capital shall prepare reports, including the location and status of equipment and/or parts, as appropriate, with respect to each inspection and audit of the Dealer, and CNH Capital shall provide copies of such audit reports to CNH America upon written request.

ARTICLE VI

CREDIT WATCH AND STOP SHIP STATUS

6.1                                 Credit Watch Status. Upon a Capital Default, or if for any reason CNH Capital deems itself insecure with respect to financing being provided to a Dealer, CNH Capital may place such Dealer on a status of Credit Watch. CNH Capital will provide prompt oral and written notification to CNH America of such Credit Watch status. CNH Capital shall advise CNH America of the reason for any Credit Watch status and actions necessary to remove the Credit Watch status. Upon notice of any Credit Watch, all future wholegoods shipments to the affected Dealer must be approved in advance by CNH Capital.

6.2                                 Open Account Stop Ship Status. Upon a Capital Default, or if for any reason CNH Capital deems itself insecure with respect to financing being provided to a Dealer, CNH Capital may place Dealer’s Open Account on Stop Ship status. CNH Capital will provide prompt oral and written notification to CNH America of such Stop Ship status. CNH Capital shall advise CNH America of the reason for any Stop Ship status and actions necessary to reinstate CNH America Open Account Terms. Upon notification of such Stop Ship status, CNH America shall not ship any additional parts to the affected Dealer, or invoice any other miscellaneous charges to the affected Dealer’s open account.

6.3                                 Indemnification. In the event CNH America breaches any of the terms of its agreement set forth in Sections 6.1 or 6.2 above, CNH America agrees to indemnify CNH Capital for any and all loss, cost, damage or expense suffered by CNH Capital as a result of such breach, including, without limitation, any loss of principal or interest for CNH Capital arising as a result of such breach.

ARTICLE VII

CNH AMERICA WHOLEGOODS AND PARTS REPURCHASE

7.1                                 Dealer Termination; Manufacturer Default. CNH America shall provide CNH Capital with as much advance notice as possible of the occurrence of a Dealer Termination. CNH America shall also provide CNH Capital with oral and written notice of the occurrence of a Manufacturer Default. Upon the occurrence of a Repurchase Event, CNH America shall assist CNH Capital in the liquidation of the affected Dealer’s assets securing financing provided by CNH Capital, and shall repurchase certain wholegoods and parts of the affected Dealer, all as herein provided.

7.2                                 Joint Audit. Within three (3) Business Days (or such longer periods as may be mutually agreed by CNH America and CNH Capital) following the occurrence of a Repurchase Event, CNH America and CNH Capital will conduct a joint audit of the Dealer. A written report shall be prepared immediately and signed by representatives of both CNH America and CNH Capital.

7.3                                 Possession of CNH America Parts and Wholegoods. Upon the occurrence of a Repurchase Event, CNH America and CNH Capital shall attempt to obtain the Dealer’s consent to remove all CNH America Parts and Wholegoods and other collateral in which CNH Capital holds a security interest. If the Dealer refuses to surrender possession of the same, CNH Capital, at its expense, shall take such legal action as may be necessary to effect possession. CNH America shall promptly accept all CNH America Parts and Wholegoods when they have been made unconditionally available to CNH America by CNH Capital if such acceptance is required under applicable buy-back law or any agreement between CNH America and such Dealer. CNH America shall promptly, at its sole expense, remove all such CNH America Parts and Wholegoods from the Dealer’s location.

7.4                                 Purchase by CNH America of Parts. With respect to any new CNH America parts made available to CNH America that (i) are required to be repurchased from the Dealer by CNH America under an applicable “buy-back law” or any agreement between CNH America and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNH Capital (or its assigns) in whole or in part, CNH America shall, upon the occurrence of a Repurchase Event, purchase such CNH America parts and pay to CNH Capital, as owner of the obligations of the Dealer with respect to such items of CNH America parts (or as servicer for the owner), an amount equal to the lesser of a) the unpaid balance (including interest, charges, etc.) due from the Dealer on the date of repossession and b) the amount CNH America is required to pay Dealer to repurchase the CNH America Parts under applicable law or CNH America’s agreement(s) with the Dealer. Such amount shall be paid to CNH Capital within thirty (30) days following the date on which CNH Capital makes such parts available to CNH America.

7.5                                 Marketing of CNH America Parts. With respect to all parts not covered by Section 7.4 above CNH America will cooperate with CNH Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNH Capital, as owner or servicer of the related obligations. CNH America shall promptly deliver to CNH Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNH America and CNH Capital.

7.6                                 Wholegoods Repurchase by CNH America. With respect to new, unused, resalable CNH America wholegoods made available to CNH America that (i) are required to be repurchased from the Dealer by CNH America under an applicable “buy-back law” or any agreement between CNH America and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNH Capital (or its assigns) in whole or in part, CNH America shall, upon the occurrence of a Repurchase Event, pay to CNH Capital, as owner of the obligations of the Dealer to CNH Capital with respect thereto (or as servicer for such owner) an amount equal to the lesser of (a) the unpaid balance due from the Dealer on the date of repossession , and b) the amount CNH America is required to pay Dealer to repurchase the CNH America wholegoods under applicable law or CNH America’s agreement(s) with the Dealer. Such amount shall be paid to CNH Capital within thirty (30) days following the date on which CNH Capital makes such wholegoods available to CNH America.

7.7                                 Marketing of Equipment. With respect to all items of equipment not covered by Section 7.6 above , CNH America will cooperate with CNH Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNH Capital, as owner or servicer of the related obligations. CNH America shall promptly deliver to CNH Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNH America and CNH Capital.

7.8                                 Collection Cooperation. Each of CNH Capital and CNH America shall cooperate in the other’s efforts to collect amounts due from Dealers following recovery of possession and disposition of CNH America Parts and Wholegoods financed pursuant to this Agreement.

7.9                                 Compliance with Buy-Back Laws. Nothing herein shall be construed as CNH Capital’s assumption of obligations arising under (a) federal or state buyback law, or any rules, regulations and court decisions thereunder or (b) any agreements between a Dealer and CNH America regarding any buy-backs by CNH America. CNH America shall at all times ensure that the activities undertaken pursuant to this Article are in compliance with such laws, regulations/rules, and agreements.

7.10                           Return Administration. Promptly upon the occurrence of a Repurchase Event, CNH America shall be responsible producing, or causing the affected Dealer to produce picking tickets and reports necessary for the Identification of CNH America parts to be repossessed or that are voluntarily returned by a Dealer (after Dealer Default or otherwise), and shall be responsible for valuing and determining the eligibility for return of all CNH America Parts.

ARTICLE VIII

CNH AMERICA GUARANTY OBLIGATIONS

CNH America hereby guarantees all obligations, including the payment of finance charges, of a Dealer to CNH Capital with respect to the following:

(a)                                   CNH America Parts and Wholegoods sold or otherwise disposed of by the Dealer prior to the CNH America invoice date therefor; and

(b)                                  All CNH America Parts and Wholegoods with respect to which CNH America failed to comply with its obligations under Sections 7.4 and 7.6 hereof.

CNH America agrees to purchase from CNH Capital, upon demand, all obligations of the Dealer with respect to financing guaranteed by CNH America pursuant to Article VIII.

ARTICLE IX

BOOKS, RECORDS AND REPORTS

CNH America shall maintain books of account and other records with respect to matters governed by the provisions of this Agreement. CNH America shall afford CNH Capital and its authorized agents reasonable access during normal business hours to such books of account and other records and CNH America shall cause its personnel to assist in any examination thereof. Any examination will be conducted in a manner that does not unreasonably interfere with normal business operations or customer or employee relations.

ARTICLE X

DEFAULT

The following shall constitute an event of default (“Event of Default”) hereunder

10.1                           Bankruptcy. If with respect to either CNH America or CNH Capital there shall be the commencement, voluntary or involuntary, of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate such party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such party or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for such party or any substantial part of its assets which remains undismissed, undischarged or unbonded for a period of sixty (60) days from the entry thereof; or (ii) by or against such party of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order or any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or, (iii) by such party in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; In addition, the failure or inability of such party generally to, or the admission in writing by such party of its inability to, pay its debts as they become due shall be an Event of Default.

10.2                           Agreements. If either CNH America or CNH Capital shall materially violate any covenant or agreement contained herein or in any other agreement between the parties and such violation remains uncured for thirty (30) days following Notice by the other party, with a demand to cure the noted violation.

ARTICLE XI

TERM AND TERMINATION

11.1                           Default. This Agreement may be terminated by either party upon Notice to the other party upon the occurrence of an Event of Default with respect to the other party.

11.2                           Initial Term, Continuation; Termination Notice. The initial term of this Agreement ends on November 3rd, 2012 (the “Initial Term”). Thereafter, this Agreement shall continue for additional one year terms and after the Initial Term either party may terminate this Agreement upon 90 days prior written Notice to the other party.

11.3                           Survival of Rights. The termination of this Agreement shall not modify or affect the rights or obligations of either party hereunder with respect to any financing extended by CNH Capital prior to the effective date of termination.

ARTICLE XII

EFFECTIVE DATE

The rights and obligations of the parties hereunder shall be effective as of the date hereof, and shall apply with respect to any and all financing now or hereafter extended by CNH Capital under the NH Agreements, the Case Agreements and/or this Agreement.

ARTICLE XIII

EXCLUSIVITY

During the term of this Agreement CNH America will not offer and will not participate with or assist any other person or entity in offering financial services of the type covered by this Agreement.

ARTICLE XIV

GENERAL PROVISIONS

14.1                           Notices. Except as otherwise provided herein, all notices, requests, consents, approvals or other communications hereunder (collectively “Notices”) shall be in writing in the English language, shall be delivered by hand or sent by registered mail postage prepaid, by air courier delivery service or by facsimile transmission addressed as follows (or to such other person or destination as a party may be notice to the other indicate):

If to CNH Capital:

CNH Capital America LLC

5729 Washington Ave.

Racine, WI 53406

Fax: (262) 636-5771

Attn: Sr. Director Commercial Lending

If to CNH America:

CNH America LLC

700 State Street

Racine, WI 53403

Fax 262-636-5651

Attn: Office of the General Counsel

All such Notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities, or the signed acknowledgement of receipt of the person to whom such Notice or communication shall have been addressed, or facsimile transmission answerback, as applicable.

14.2                           Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to any conflicts of law doctrine that would apply any other jurisdiction’s law.

14.3                           Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall be deemed to amend and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof, including, without limitation, the NH Agreements and the Case Agreements.

14.4                           Modifications and Amendments. No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

14.5                           Waivers and Extensions. Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.6                           Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

14.7                           Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

14.8                           Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect. This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

14.9                           Severability. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or non-enforceability, and shall not affect the validity or enforceability of the remaining provisions hereof.

14.10                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CNH Capital America LLC		CNH America LLC

By:	/s/ Douglas S. MacLeod	By:	/s/ Richard Tobin

Name:	Douglas S. MacLeod	Name:	Richard Tobin
	(Printed)		(Printed)

Title:	Chief Financial Officer	Title:	Chief Financial Officer

Exhibit A

CNH America Subsidy Rate

For purposes of this Agreement, the CNH America Subsidy Rate and the method of calculation, as amended or modified from time to time by CNH Capital, in its sole discretion, shall be:

US Case IH & NH Ag (credit lines 1 & 2) = 1-month Libor + additive of 5.10% = 5.31%

US Case CE, NH CE & Kobelco (credit lines 1 & 2) = 1-month Libor + additive of 6.45% = 6.66%

US Premier Rental (all brands) (credit line 11) = US Prime + additive of 4.90% = 8.15%

US Parts (all brands) (credit lines 14 & 15) = 1-month Libor + additive of 5.30% = 5.51%

“LIBOR” means the London Inter-Bank Offer Rate which is the interest rate that the banks charge each other for loans. “LIBOR Rate” means, as of any Monday, the LIBOR rate published by The Wall Street Journal as of the preceding Friday or the next previous Business Day. If The Wall Street Journal ceases publication permanently or no longer publishes the above-referenced rate, then LIBOR shall mean any interbank offered rate for dollar deposits from the London market as selected by Lender.

“Prime Rate” means, as of any Monday, the prime rate published by The Wall Street Journal as of the preceding Friday or the next previous Business Day.